Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE      IMMEDIATELY

                                 October 26, 2016

Deltic Announces Preliminary Third Quarter 2016 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2016 was $1.5 million, $.12 a share, compared to net income of $.1 million for the third quarter of 2015. The improved results were primarily due to increased operating income from Deltic’s Manufacturing segment, resulting from an increased average sales price for lumber, combined with a lower per-unit manufacturing cost for the medium density fiberboard (“MDF”) sold during the third quarter of 2016; partially offset by increased Corporate general and administrative expense for incentive plan cost and professional fees. For the first nine months of 2016, net income was $6.1 million, $.50 a share, compared to net income of $2.8 million, $.22 a share for the first nine months of 2015. Net cash provided by operating activities for 2016’s third quarter was $8.3 million, compared to $9 million in the third quarter of 2015. For the nine months ended September 30, 2016, net cash provided by operating activities was $28.3 million compared to $23.6 million for the first nine months of 2015.

Commenting on the results, “Deltic delivered another solid quarter of operating and financial results driven by its exceptional asset base and people,” said interim President and Chief Executive Officer, D. Mark Leland. “We continued to capitalize on an improved lumber market while maintaining our market share. Average sales price on lumber sales in the Manufacturing segment was 17 percent higher when compared to this time last year. In addition, both operating and financial performance at our MDF plant continued to improve as a result of our team’s successful efforts to reduce unscheduled downtime and associated unplanned maintenance expense. Progress continues on the new small-log line at our Ola Mill and it is expected to be operational in December, allowing us to optimize smallwood harvested in our plantation thinning operations. We harvested more pine sawtimber during the third quarter and are on track to achieving our annual harvest plan in the Woodlands segment. Even though the pine pulpwood harvest increased 41%, prices have softened. In our Real Estate segment, we continued to close on the sale of new lots developed in 2016. On October 19, we offered 45 lots for sale in Chenal Valley and they were all put under contract with builders, and are scheduled to close before year-end. We are currently developing additional lots in our Wildwood Place development, and plan to offer them for sale either later this year or early in 2017.”

The Woodlands segment reported operating income of $4.1 million for the third quarter of 2016, compared to $4.5 million in 2015’s third quarter. The pine sawtimber harvest in the third quarter of 2016 was 188,643 tons, a five percent increase from the 179,376 tons harvested during the third quarter of 2015. The average per-ton sales price for pine sawtimber in 2016’s third quarter was $28, a four percent increase from the $27 per ton received during the third quarter of 2015. During the third quarter of 2016, Deltic harvested 129,122 tons of pine pulpwood, a 41 percent increase when compared to 2015’s third quarter harvest of 91,905 tons. The average per-ton sales price received for the pine pulpwood harvested in the third quarter of 2016 was $7, a decrease of 22 percent when compared to $9 per ton for the third quarter of 2015. The total increase in the harvest volume for pine sawtimber and pulpwood was mainly due to the timing of Deltic’s annual harvest plan, the mix of timber on the tracts that were being harvested, ongoing pine plantation thinning activity, and good logging conditions in the Company’s operating region. Oil and gas lease rental and royalty income totaled $.4 million in the third quarter of 2016 versus $.7 million for the same period of 2015. The decrease was primarily due to lower natural gas prices received for the Company’s royalty share of gas production, combined with the impact of declining natural gas production from aging existing gas wells and a lack of new drilling activity due to the low natural gas prices. During the current quarter, Deltic had no sales of timberland, compared to sales of 2 acres of non-strategic timberland at an average sales price of $4,300 per acre in 2015’s third quarter.

The Manufacturing segment reported operating income of $5.7 million for the third quarter of 2016, compared to $2 million in 2015’s third quarter. The increase was primarily due to a higher average sales price for lumber, partially offset by the impact of an increased cost for the logs used as raw material in Deltic’s sawmills that resulted from rising pine sawtimber prices. MDF operations experienced reduced unscheduled maintenance downtime and related unplanned maintenance expenses during the third quarter of 2016, resulting in a lower average per-unit manufacturing cost for the MDF produced. During the third quarter of 2016, the Company’s sawmills sold 69.6 million board feet of lumber, compared to sales of 71.2 million board feet during the third quarter of 2015. The average lumber sales price was $376 per thousand board feet in the third quarter of 2016, a 17 percent increase from the $321 per thousand board feet reported in the third quarter of 2015. In the third quarter of 2016, Deltic sold 26 million square feet of MDF, a two percent increase when compared to sales of 25.5 million square feet in the third quarter of 2015. The average sales price of MDF during 2016’s third quarter was $561 per thousand square feet, compared to the average sales price of $557 per thousand square feet sold in the third quarter of 2015. During the current-year third quarter, the Company continued to manage the number of operating hours in its manufacturing facilities in its ongoing effort to match production of both lumber and MDF with market demand, and will continue to do so in future periods.

The Real Estate segment reported an operating loss of $.2 million for the third quarter of both 2016 and 2015. There were 25 residential lots sold in the third quarter of 2016 versus 34 lots sold in 2015’s third quarter. Due to the mix of residential lots sold, the current quarter’s average per-lot sales price was $70,000 compared to an average sales price of $62,700 per lot in the third quarter of 2015. There were no sales of commercial acreage during either 2016’s or 2015’s third quarter.

Corporate operating expense was $5.4 million in the third quarter of 2016 compared to $3.7 million for the third quarter of 2015. The increase was due to higher general and administrative expenses, primarily incentive plan expenses and professional fees. Interest expense was $2.2 million in the third quarter of 2016 compared to $1.9 million in the third quarter of 2015. The increase was mainly due to a higher debt level resulting from borrowings during the fourth quarter of 2015 and the first quarter of 2016 to fund both a portion of capital expenditures and share repurchases, combined with the impact of a higher weighted-average interest rate on the debt outstanding. Income tax expense in 2016’s third quarter was $.9 million for the period compared to $.1 million in the prior-year’s third quarter. The increase was the result of higher pretax income, partially offset by a benefit of a lower effective income tax rate due to gains from timber harvesting activity being taxed at a capital gains rate for the year of 2016.

Capital expenditures were $14.8 million in 2016’s third quarter and $33.8 million for the first nine months of 2016. Capital expenditures for the corresponding periods of 2015 were $11.1 million and

$25.1 million, respectively. There were timberland acquisition expenditures of $.5 million in the third quarter of 2016, while there were $1.2 million of such expenditures in the first nine months of 2016. For the corresponding periods of 2015, there were no timberland acquisition expenditures and $.6 million, respectively.

For the first nine months of 2016, the pine sawtimber harvest was 598,024 tons compared to 600,390 tons during the same period of 2015, while the average pine sawtimber sales price of $28 per ton increased $1 per ton from the prior-year period. The pine pulpwood harvest for the first nine months of 2016 increased 29 percent, to 392,520 tons, when compared to 304,037 tons in the first nine months of 2015. The average sales price for pine pulpwood sold in the first nine months of 2016 was $8 per ton, compared to $10 per ton in the prior year. Oil and gas lease rental and royalty income were $1.1 million in the first nine months of 2016 versus $2.8 million in the first nine months of 2015. Sales of timberland for 2016’s first nine months totaled 9 acres at an average sales price of $4,400 per acre, while in the same period of 2015 Deltic sold 60 acres for an average per-acre sales price of $2,400. Lumber sales volume increased nine percent, from 194.4 million board feet in 2015 to 211.1 million board feet in the first nine months of 2016, while the average sales price for lumber increased six percent, from $341 per thousand board feet in 2015 to $362 per thousand board feet for the first nine months of 2016. MDF sales volume was 79.7 million square feet in 2016’s first nine months, a 10 percent increase from 72.4 million square feet sold in the same period of 2015, while the average sales price for MDF decreased from $565 per thousand square feet for the first nine months of 2015 to $556 per thousand square feet for the same period in 2016. During the first quarter of 2015, there was a fire at the Company’s MDF plant that caused production downtime at the MDF facility and resulted in a decreased sales volume for the first nine months of 2015. Residential lot sales for the first nine months of 2016 totaled 53 lots at an average sales price per lot of $79,900, compared to 48 lots at $63,900 per lot for the same period of 2015. The Company sold 10.8 acres of commercial real estate at an average of $152,500 per acre during the first nine months of 2016 while there were no commercial acreage sales in the first nine months of 2015.

Concerning the outlook for the fourth quarter and year of 2016, Mr. Leland stated, “We currently anticipate the pine sawtimber harvest to be 135,000 to 165,000 tons and 733,000 to 763,000 tons, respectively. Finished lumber production and sales volume are estimated at 65 to 75 million board feet for the fourth quarter and 276 to 286 million board feet for the year. MDF sales volumes for the fourth quarter and year of 2016 are forecast to be 20 to 30 million square feet and 100 to 110 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected to be 50 to 70 lots and 103 to 123 lots for the fourth quarter and year of 2016, respectively. Commercial acreage within Chenal Valley continues to receive interest from potential buyers, even so it is difficult for the Company to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature, volatility, and the significant number of factors related to any sale. The financial results for the fourth quarter of 2016 will also include a one-time, pretax expense of approximately $3 million related to the recent retirement of Ray C. Dillon as Deltic’s President and CEO, inclusive of the cash payment made to him upon his retirement and of the financial impact of vesting the equity grants previously awarded to him.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 27, 2016, at 11:30 a.m. Central Time to discuss third quarter 2016 earnings. Interested parties may participate in the call by dialing 1-888-771-4371 and referencing participant passcode identification number 43540386. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, November 3, 2016, by dialing 1-888-243-7419 and referencing replay passcode identification number 43540386.

Summary financial data and operating statistics for the third quarter of 2016 and nine months ended September 30, 2016 with comparisons to 2015 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:        Kenneth D. Mann

                              Vice President of Finance and Administration and CFO

                              (870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	September 30, 2016		September 30, 2015
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$9.0	4.1	8.9	4.5
Manufacturing	46.5	5.7	42.1	2.0
Real Estate	3.3	(0.2)	3.9	(0.2)
Corporate	—	(5.4)	—	(3.7)
Eliminations	(5.3)	0.3	(4.8)	(0.5)

Total net sales/operating income	$53.5	4.5	50.1	2.1

	Nine Months Ended		Nine Months Ended
	September 30, 2016		September 30, 2015
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$29.0	13.8	29.8	15.9
Manufacturing	137.6	16.0	122.7	9.0
Real Estate	11.2	1.0	8.2	(1.3)
Corporate	—	(14.8)	—	(13.4)
Eliminations	(16.9)	—	(16.5)	(0.7)

Total net sales/operating income	$160.9	16.0	144.2	9.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$53,541	50,150	160,870	144,210

Costs and expenses
Cost of sales	37,506	38,642	111,895	105,898
Depreciation, amortization, and cost of fee timber harvested	5,911	5,519	17,402	15,795
General and administrative expenses	5,562	3,955	15,566	14,254

Total costs and expenses	48,979	48,116	144,863	135,947
Other income - business interruption claim	—	—	—	516
Gain on involuntary conversion of assets	—	—	—	704

Operating income	4,562	2,034	16,007	9,483
Interest income	3	2	10	3
Interest and other debt expense, net of capitalized interest	(2,256)	(1,927)	(7,133)	(5,201)
Other income/(expense)	88	5	220	109

Income before income taxes	2,397	114	9,104	4,394
Income tax expense	(910)	(76)	(3,002)	(1,612)

Net income	$1,487	38	6,102	2,782

Earnings per common share
Basic	$0.12	—	0.50	0.22
Assuming dilution	$0.12	—	0.50	0.22
Dividends per common share declared	$0.10	0.10	0.40	0.40
Dividends per common share paid	$0.10	0.10	0.30	0.30
Weighted average common shares outstanding (thousands)
Basic	11,991	12,439	12,005	12,454
Assuming dilution	12,023	12,491	12,065	12,512

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$3,029	5,429
Trade accounts receivable, net of allowance	11,720	6,995
Inventories	11,103	11,917
Prepaid expenses and other current assets	5,162	6,392

Total current assets	31,014	30,733
Investment in real estate held for development and sale	59,423	58,418
Timber and timberlands - net	360,866	361,856
Property, plant, and equipment - net	101,095	85,495
Deferred charges and other assets	2,577	2,665

Total assets	$554,975	539,167

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$39,967	39,917
Trade accounts payable	10,648	8,837
Accrued taxes other than income taxes	3,586	2,118
Deferred revenues and other accrued liabilities	9,599	7,607

Total current liabilities	63,800	58,479
Long-term debt	201,850	183,836
Deferred tax liabilities - net	1,851	525
Other noncurrent liabilities	43,285	42,359
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	87,534	87,822
Retained earnings	203,198	201,959
Treasury stock	(35,498)	(24,347)
Accumulated other comprehensive loss	(11,173)	(11,594)

Total stockholders’ equity	244,189	253,968

Total liabilities and stockholders’ equity	$554,975	539,167

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended
	September 30,
	2016	2015
Operating activities
Net income	$6,102	2,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	17,402	15,795
Stock-based compensation expense	2,586	2,503
Deferred income taxes	915	(650)
Real estate development capital expenditures	(4,204)	(5,088)
Real estate costs recovered upon sale	2,896	2,022
Timberland costs recovered upon sale	6	25
Net increase in liabilities for pension and other postretirement benefits	1,679	2,619
Decrease in operating working capital other than cash and cash equivalents	961	4,502
Other - changes in assets and liabilities	(54)	(861)

Net cash provided by operating activities	28,289	23,649

Investing activities
Capital expenditures requiring cash, excluding real estate development	(28,188)	(19,334)
Timberland acquisition expenditures requiring cash	(1,207)	(581)
Net change in purchased stumpage inventory	(1,324)	(690)
Net change in funds held by trustee	1	—
Proceeds from involuntary conversion	5	1,590
Other - net	303	444

Net cash required by investing activities	(30,410)	(18,571)

Financing activities
Proceeds from borrowings	26,000	115,000
Repayments of notes payable and long-term debt	(8,000)	(108,000)
Treasury stock purchases	(15,174)	(9,630)
Common stock dividends paid	(3,645)	(3,782)
Proceeds from stock option exercises	1,719	728
Excess tax benefits/(provisions) from stock-based compensation expense	(156)	55
Other - net	(1,023)	(731)

Net cash required by financing activities	(279)	(6,360)

Net decrease in cash and cash equivalents	(2,400)	(1,282)
Cash and cash equivalents at January 1	5,429	2,761

Cash and cash equivalents at September 30	$3,029	1,479

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2016	2015	2016	2015
Capital expenditures
Woodlands	$647	866	2,861	3,087
Manufacturing	11,908	6,294	26,563	16,454
Real Estate (includes development expenditures)	2,180	3,851	4,268	5,360
Corporate	—	16	65	156

Total capital expenditures	$14,735	11,027	33,757	25,057

Timberland acquisition expenditures	$488	—	1,207	619

Woodlands
Pine sawtimber harvested from fee lands - tons	188,643	179,376	598,024	600,390
Pine sawtimber price - per ton	$28	27	28	27
Pine pulpwood harvested from fee lands - tons	129,122	91,905	392,520	304,037
Pine pulpwood price - per ton	$7	9	8	10
Timberland sales - acres	—	2	9	60
Timberland sales price - per acre	$—	4,300	4,400	2,400
Manufacturing
Finished lumber sales - thousands of board feet	69,636	71,173	211,106	194,350
Finished lumber price - per thousand board feet	$376	321	362	341
Finished MDF sales - (3/4 inch basis) thousands of square feet	26,029	25,480	79,706	72,441
Finished MDF price - (3/4 inch basis) per thousand square feet	$561	557	556	565
Real Estate
Residential
Lots sold	25	34	53	48
Average sales price - per lot	$70,000	62,700	79,900	63,900
Commercial
Acres sold	—	—	10.80	—
Average sales price - per acre	$—	—	152,500	—